Exhibit 23

Consent of Independent Auditors

We consent to the use of our report dated March 28, 2003, included in the Form 10-K of Crown American Realty Trust for the year ended December 31, 2002, with respect to the consolidated financial statements and schedules, as amended, incorporated by reference in this Form 10-K/A.

ERNST & YOUNG LLP

McLean, Virginia

April 22, 2003